CONSENT OF ARGY, WILTSE & ROBINSON, P.C., INDEPENDENT AUDITORS

We consent to the use of our report dated March 23, 2001 with respect to the consolidated financial statements and schedule of STRATESEC Incorporated included in the Annual Report (Form10-KSB) for the year ended December 31, 2000.

ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia
March 30, 2001